EX-99.1

              Crosstex Energy, Inc. Reports Second Quarter Results

    DALLAS, Aug. 20 /PRNewswire-FirstCall/ -- Crosstex Energy, Inc.
(Nasdaq: XTXI) (the Corporation) today reported net income of $2.4 million, or $0.19 per fully diluted share for the quarter ended June 30, 2004, compared to net income of $1.1 million, or $0.05 per fully diluted share for the second quarter of 2003. The Corporation's income before income taxes and interest of non-controlling partners in the net income of Crosstex Energy, L.P.
(Nasdaq: XTEX) (the Partnership) was $5.9 million in the second quarter of 2004 and $3.2 million in the second quarter of 2003.

    The Corporation's share of distributions, including distributions on its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, was $5.7 million for the second quarter. Its share of the distribution in the second quarter of 2003 was $2.9 million. The recently announced increase in the Partnership's distribution from $0.40 per unit for the first quarter of 2004 to $0.42 per unit for the second quarter of 2004 increased the Corporation's share of distributions by $0.6 million, from $5.1 million to $5.7 million.


    About Crosstex

    Crosstex Energy, Inc. owns ten million limited partner units in the Partnership, the two percent general partner interest in the Partnership, and the Partnership's incentive distribution rights.

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 60 natural gas amine treating plants. The Partnership currently provides services for over 1.5 BCF/day of natural gas.

    Additional information about Crosstex entities can be found at http://www.crosstexenergy.com .


                              (table to follow)


                            CROSSTEX ENERGY, Inc.
                    Selected Financial and Operating Data
              (All amounts in thousands except per unit numbers)

                                 Quarter Ended           Six Months Ended
                                   June 30,                   June 30,
                               2004         2003         2004         2003

    Revenues
      Midstream              $507,744     $224,030     $825,957     $469,345
      Treating                  7,568        5,222       14,712       10,477
                              515,312      229,252      840,669      479,822
    Cost of Gas
      Midstream               485,212      214,071      788,088      451,479
      Treating                  1,487        2,035        2,863        4,451
                              486,699      216,106      790,951      455,930

    Gross Margin               28,613       13,146       49,718       23,892

    Operating Expenses         10,327        3,360       16,552        6,594
    General & Administrative    4,993        2,672        8,856        4,672
    Stock Based Compensation      270          568          479        3,072
    Loss (Profit) on
     Energy Trading Activities   (826)         230       (1,246)         123
    Loss (Gain) on Sale of
     Property                     (22)         ---          274          ---
    Depreciation and
     Amortization               5,921        2,686       10,339        5,196

        Total                  20,663        9,516       35,254       19,657

    Operating Income            7,950        3,630       14,464        4,235

    Interest Expense           (2,180)        (393)      (3,297)        (731)
    Other Income (Expense)        112          (39)         204           (1)
        Total Other Income
         (Expense)             (2,068)        (432)      (3,093)        (732)
    Income Before Income Taxes
     and Interest of Non-
     controlling Partners in
     the Partnership's Net
     Income                     5,882        3,198       11,371        3,503
    Income Tax Provision       (1,365)        (588)      (2,547)        (605)
    Interest of Non-
     controlling Partners
     in the Partnership's
     Net Income                (2,101)      (1,519)      (4,211)      (1,776)
    Net Income                 $2,416       $1,091       $4,613       $1,122

    Preferred Stock Dividends    $---         $916         $132       $1,833

    Net Income (Loss) Available
     to Common                 $2,416         $175       $4,481        $(711)

    Basic Earnings (Loss) per
     Common Share               $0.20        $0.05        $0.39       $(0.20)

    Diluted Earnings (Loss)
     per Common Share           $0.19        $0.05        $0.36       $(0.20)

    Weighted Average Shares
     Outstanding:
      Basic                    12,096        3,486       11,521        3,486
      Diluted                  12,830        3,486       12,796        3,486


     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500



SOURCE  Crosstex Energy, Inc.
    -0-                             08/20/2004
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, Inc., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /
    (XTXI XTEX)

CO:  Crosstex Energy, Inc.; Crosstex Energy, L.P.
ST:  Texas
IN:  OIL
SU:  ERN